EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

First M&F Corporation

Kosciusko, Mississippi

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement of Renasant Corporation on Form S-4 of our report, dated March 8, 2013, on our audits of the consolidated financial statements of First M&F Corporation as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Jackson, Mississippi

May 21, 2013